SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                             FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):
                          March 20, 1996



                       THE PITTSTON COMPANY

      (Exact Name of registrant as specified in its charter)






    Virginia               1-9148            54-1317776
 (State or other        (Commission       (I.R.S. Employer
  jurisdiction          File Number)     Identification No.)
of Incorporation)




100 First Stamford Place
P. O. Box 120070
Stamford, Connecticut                        06912-0070
(Address of principal                        (Zip Code)
executive offices)



                          (203)978-5300
       (Registrant's telephone number, including area code)

Item 5.  Other Events


Evergreen Case Developments
          In 1988, the trustees of certain pension and benefit trust funds (the "Trust Funds") established under collective bargaining agreements with the United Mine Workers of America ("UMWA") brought an action (the "Evergreen Case") against The Pittston Company (the "Company") and a number of its coal subsidiaries in the United States District Court for the District of Columbia, claiming that the defendants are obligated to contribute to such Trust Funds in accordance with the provisions of the 1988 and subsequent National Bituminous Coal Wage Agreements, to which neither the Company nor any of its subsidiaries is a signatory. In January 1992, the Court issued an order granting summary judgment in favor of the trustees on the issue of liability, which was thereafter affirmed by the Court of Appeals. In June 1993, the United States Supreme Court denied a petition for a writ of certiorari. The case was remanded to the District Court where damage and other issues were to be decided. In September 1993, the Company filed a motion seeking relief from the District Court's grant of summary judgment based on, among other things, the Company's allegation that plaintiffs improperly withheld evidence that directly refutes plaintiffs' representations to the District Court and the Court of Appeals in this case. In December 1993, that motion was denied. The Company, following the District Court's ruling in December 1993, recognized in 1993 in its consolidated financial statements and in its financial statements for the Pittston Minerals Group the potential liability that might have resulted from an adverse judgment in the Evergreen Case. On May 23, 1994, the trustees filed a Motion for Entry of Final Judgment seeking approximately $71.1 million in delinquent contributions, interest and liquidated damages through May 31, 1994, plus approximately $17,000 additional interest and liquidated damages for each day between May 31, 1994, and the date of entry of final judgment, plus on-going contributions to the 1974 Pension Plan. The Company opposed this motion. No decision on this motion of final judgment was entered.
          In furtherance of its ongoing effort to identify other available legal options for seeking relief from what it believes to be an erroneous finding of liability in the Evergreen Case, the Company filed suit against the Bituminous Coal Operations Association ("BCOA") and others to hold them responsible for any damages sustained by the Company as a result of the Evergreen Case. In December 1994, the District Court ordered the Evergreen Case as well as related cases filed against other coal companies, and the BCOA case, be submitted to mediation before a federal judge in an effort to obtain a settlement.
          In late March 1996 a settlement was reached in these cases, including the Evergreen Case. Under the terms of the settlement, the coal subsidiaries which had been signatories to earlier National Bituminous Coal Wage Agreements agreed to make various lump sum payments in full satisfaction of all amounts allegedly due to the Trust Funds through January 31, 1996, to be paid over time as follows: approximately $25.8 million upon dismissal of the Evergreen Case and the remainder of $24 million in installments of $7.0 million in 1996 and $8.5 million in each of 1997 and 1998. The first payment was entirely funded through an escrow account previously established by the Company. In addition, the coal subsidiaries agreed to future participation in the UMWA 1974 Pension Plan. The BCOA case and a separate case against the UMWA have also been dismissed.
          As a result of the settlement of these cases, the Company expects to record a pretax gain of approximately $35 million in the first quarter of 1996 in its consolidated financial statements and in its financial statements for the Pittston Minerals Group.

Pending Accounting Charges
          The Company is required to implement a new accounting standard, Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in 1996. SFAS No. 121 requires companies to review long-lived assets and certain identifiable intangibles to be held and used by an entity for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 requires companies to utilize a two-step approach to determining whether impairment of such assets has occurred and, if so, the amount of such impairment. Although the Company is still reviewing the impact of adopting SFAS No. 121, it is estimated that the Company's Coal Operations, which is part of the Pittston Minerals Group, will incur a pretax charge to earnings of $25 to $30 million as of January 1, 1996.

                            SIGNATURE
          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              THE PITTSTON COMPANY
                                  (Registrant)


                                        Austin F. Reed
                              By____________________________
                                Vice President and Secretary

Dated:  March 22, 1996